Lithium Technology Corporation8-K
Exhibit 99.1

Lithium Technology Corporation receives purchase order from a car manufacturer for Li-Ion starter batteries

Fairfax, Virginia, November 29, 2011 - - Lithium Technology Corporation (“LTC”) (Ticker Symbol “LTHU”) has received a purchase order and development contract from a car manufacturer for Li-Ion starter batteries. This battery will be used beginning in late 2013 as standard equipment and optional equipment in certain vehicle models of the manufacturer.

LTC regards Li-Ion starter batteries as a strategically important product area in development. “We are pleased to be awarded this opportunity and are looking forward to continuing to build our business in this growing market segment. The next generation battery will use a further developed version of LTC's lithium-iron-phosphate cells which have characteristics that are advantageous for use in demanding starter battery applications. We are joined in this project amongst others by Frazer-Nash Energy Systems Ltd., who are contributing the battery management system expertise” said LTC Chief Executive Officer Martin Köster.

About LTC: LTC, through its subsidiaries and affiliates, is a manufacturer of large format cylindrical Lithium-Ion cells and a provider of power solutions for diverse applications. LTC is especially well positioned in the fast growing markets of hybrid electric and electric vehicles.

 For more information, please contact Timothy J. Ryder, Chief Financial Officer, Lithium Technology Corporation, 10379B Democracy Lane, Fairfax, VA 22030, USA. Tel: + 571-207-9058; website http://www.Lithiumtech.com

This press release contains certain “forward-looking statements” within the meaning of federal securities laws including the use of the words “expect,” “anticipate,” “estimate,” “project,” “forecast,” “outlook,” “target,” “objective,” “plan,” “goal,” “pursue,” “on track,” and similar expressions. Although LTC believes that the statements were reasonable when made, these forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements of the company to be different from those expressed or implied. LTC assumes no obligation and does not intend to update these forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: competitive and general economic conditions, adverse effects of litigation, the timely development and acceptance of LTC’s products and services, significant changes in the competitive environment, the failure to generate or the loss of significant numbers of customers, the loss of senior management or increased government regulations.